Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2012 first quarter results:

Continued sales momentum and strong earnings growth

Financial & Highlights

Performance	Q1 2012	Q1 2011	% Year-over-Year Change
Total revenues	$721.3	$643.5	12.1%
Operating income	$131.6	$120.6	9.1%
Effective tax rate	27.7%	29.1%
Net income attributable to THI	$88.8	$80.7	10.0%
Diluted earnings per share attributable to THI (EPS)	$0.56	$0.48	17.4%
Fully diluted shares	157.5	168.0	(6.3)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

Same-Store Sales(1)	Q1 2012	Q1 2011
Canada	5.2%	2.0%
U.S.	8.5%	4.9%

(1)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Solid execution of growth strategy resulted in continued sales growth and momentum in both Canada and the U.S.

•	Recent product introductions contributed to strong same-store sales performance

•	Robust sales performance contributed to strong operating income and EPS growth, which also benefited from our share repurchase program

OAKVILLE, ONTARIO, (May 9th, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the first quarter ended April 1st, 2012.

“We continue to execute our ‘More than a Great Brand’ growth strategy and focus our efforts in a disciplined manner. By responding to our guests’ needs, we have continued to build momentum, as positively reflected in our strong first quarter results,” said Paul House, executive chairman, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the first quarter of 2012 compared to the first quarter of 2011, unless otherwise noted.

Systemwide sales(2) increased 9.4% on a constant currency basis in the first quarter of 2012. We increased total revenues by 12.1% to $721.3 million compared to $643.5 million last year. Our strong systemwide sales growth drove higher rents and royalties revenue. Strength of our systemwide sales growth and new products managed through our supply chain drove our distribution sales, which was also impacted by higher pricing and favourable product mix. Higher pricing resulted primarily from higher commodity costs, which impacted cost of sales as well.

Rents and royalty growth was 7.4%, driven by higher same-store sales and sales from the year-over-year net addition of 211 new full-serve restaurants in Canada and the U.S. Our growth was partially offset by a negative impact from an increased number of consolidated non-owned restaurants, which essentially replaces rents and royalties with restaurant sales, which are included as sales from variable interest entities (VIEs). Excluding these impacts, rents and royalties grew approximately 9.1%, in line with systemwide sales growth. Fewer standard restaurant openings compared to the same period last year, mostly due to timing, resulted in lower year-over-year franchise fees.

First quarter cost of sales increased 15.7% compared to last year, with the increase primarily due to higher distribution cost of sales and higher cost of sales from VIEs. Higher distribution cost of sales was mainly due to systemwide sales growth and new products managed through our supply chain, higher commodity costs, product mix and investments in resources to optimize service levels to our restaurant owners during the transition of our replacement distribution facility in Kingston, Ontario.

Operating expenses were up 7.3% in the first quarter compared to last year as we continued to grow our system. Depreciation and rent expense increased as a result of the higher number of properties we either own or lease, due to additional properties in our system compared to last year. Franchise fee costs decreased approximately 4.9% due primarily to the fewer standard restaurant openings compared to last year.

General and administrative expenses were essentially flat in the first quarter compared to last year. Higher salaries and benefits, required to support the growth of the business, were essentially offset by favourable timing of certain benefit and other costs.

First quarter operating income was $131.6 million, increasing 9.1% compared to $120.6 million last year, driven by the factors described previously.

Net income attributable to Tim Hortons Inc. was $88.8 million, rising 10.0% compared to $80.7 million in the first quarter last year. Higher operating income and a lower effective tax rate contributed most to the increase, partially offset by higher net interest expense.

EPS grew 17.4% to $0.56, compared to $0.48 in the first quarter last year. The cumulative impact of our share repurchase programs continues to benefit EPS growth, as we had 6.3% fewer average fully diluted common shares outstanding this quarter compared to last year.

Segmented Performance Commentary

Canada

Same-store sales grew 5.2% in the first quarter in the Canadian segment. All of our same-store sales growth came from an increase in average cheque, which resulted from both favourable product mix and pricing. Recent menu innovation and a solid promotional calendar contributed to our strong Canadian same-store sales growth, and we believe mild, warm weather across several regions also contributed to our results.

Recent menu items that supported our growth included espresso-based lattes, real fruit smoothies and beef lasagna casserole. The new hot beverage cup sizing in Canada, including the introduction of the 24-ounce cup size, also proved popular with our guests. We continue to focus on reinforcing the value we represent through new and existing product offerings to help offset the potential impact on frequency caused by continued high unemployment and high gasoline pricing. We are also working to build incremental capacity, which should benefit peak day parts by enhancing speed of service for our guests.

During the quarter we opened 22 restaurants in Canada.

Canadian segment operating income was $140.5 million, increasing 6.8% compared to $131.5 million last year. Solid systemwide sales growth of 8.6% drove higher rents and royalties and distribution income. Lower franchise fee income and higher costs associated with increased investments in resources to help optimize the transition of the Kingston, Ontario distribution centre, offset some of these gains.

United States

The U.S. segment had robust same-store sales growth of 8.5%. This performance was driven in part by average cheque gains stemming from a combination of pricing and favourable product mix. Continued transaction growth was also a significant contributor to the same-store sales performance. Product mix changes benefited from recent menu innovation in our U.S. market, including contributions from Panini sandwiches, which guests have responded favourably towards. Transaction growth during the first quarter of 2012 was supported by these new products, and by ongoing marketing and promotional efforts, which were designed to increase brand awareness, and guest traffic. We believe favourable weather also contributed to the sales performance of our U.S. segment.

Our U.S. strategy of allocating the majority of restaurant development capital to core growth markets to increase densities, heightened advertising and promotional spending, and brand positioning efforts designed to increase and sharpen brand awareness and identity as a Cafe and Bake shop, have all contributed to our progression in the U.S. market over the past few years.

U.S. segment operating income was $3.2 million compared to $2.6 million last year. Systemwide sales growth of 15.8% resulted in higher rents and royalties, and higher manufacturing income. Higher relief relating mostly to restaurants open for less than 13 months, along with higher general and administrative costs to support growth of the business, offset some of the gains.

We opened 7 restaurants in the U.S. in the first quarter of which 6 were full-serve standard and non-standard restaurants.

Corporate Developments

CEO Succession Process Update

On May 24th, 2011 Paul House assumed the role of President and CEO of the Corporation, in addition to his role as the Board’s Executive Chairman, pending the successful completion of a comprehensive CEO succession and global search process. The Board of Directors is pleased to announce that Mr. House has committed to continue his current appointment as President and CEO until the earlier of December, 2013 and the appointment and transition to a successor CEO. Mr. House will also continue in his role as Executive Chairman. His extensive industry knowledge, relevant experience and previous leadership of Tim Hortons continue to be highly valuable.

Under Mr. House’s leadership during the past year, the Company has enjoyed strong corporate performance and significantly advanced the strategic growth plan. The strength of the Company’s performance under Mr. House’s leadership allows the Board the opportunity to continue to conduct its rigorous CEO succession process in a deliberate and highly selective manner, while also affording the flexibility to achieve a smooth transition in leadership.

“I am fully committed to a successful leadership transition, and until that time, my energy is focused on building on our momentum. We have an outstanding team, a clear strategic plan and exciting growth initiatives that we will continue to execute,” said Paul House, Executive Chairman, President and CEO.

Board declares dividend payment of $0.21 per common share

A quarterly dividend of $0.21 per common share has been declared by the Board of Directors, payable on June 8th, 2012 to shareholders of record as of May 24th, 2012. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Annual and Special Meeting of Shareholders

The annual and special meeting of shareholders (the “Annual Meeting”) will be held on Thursday, May 10th, 2012 at 10:30 a.m. (EDST). A live web cast of the meeting, including presentation material, will be available at www.timhortons-invest.com in the Events and Presentations section, where an archive of the web cast and presentation material will also be available for a period of one year.

We are pleased to have received notification from The Humane Society of the United States (HSUS) that it has officially withdrawn its shareholder proposal pertaining to sow and hen housing systems due to recent commitments in these areas made by the Company. As a result, the HSUS proposal will not be presented nor voted upon at the Annual Meeting.

Tim Hortons conference call today at 2:30 p.m. (EDST) Wednesday, May 9th, 2012

Tim Hortons will host a conference call today to discuss the first quarter results, scheduled to begin at 2:30 p.m. (EDST). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until May 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21589542. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2011 Annual Report on Form 10-K filed February 28th, 2012, and our Quarterly Report on Form 10-Q expected to be filed today with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; cost and availability of commodities; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(2) Total systemwide sales growth includes restaurant level sales at both Company and Franchised restaurants. Approximately 99.4% of our consolidated system is franchised as at April 1st, 2012. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2012, systemwide sales on a constant currency basis increased 9.4% compared to the first quarter of 2011. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules); however, franchised restaurant sales result in royalties and rental revenues, which are included in our franchise revenues, and also supports growth in distribution sales.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 1st, 2012, Tim Hortons had 4,042 systemwide restaurants, including 3,315 in Canada, 721 in the United States and 6 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	First Quarter Ended
	April 1, 2012	April 3, 2011	$ Change	% Change
REVENUES
Sales	$523,302	$454,477	$68,825	15.1%
Franchise revenues
Rents and royalties	180,186	167,830	12,356	7.4%
Franchise fees	17,796	21,180	(3,384)	(16.0%)

	197,982	189,010	8,972	4.7%

TOTAL REVENUES	721,284	643,487	77,797	12.1%

COSTS AND EXPENSES
Cost of sales	465,425	402,332	63,093	15.7%
Operating expenses	66,716	62,154	4,562	7.3%
Franchise fee costs	20,282	21,317	(1,035)	(4.9%)
General and administrative expenses	40,127	39,996	131	0.3%
Equity (income)	(3,246)	(3,113)	(133)	4.3%
Other expense, net	357	198	159	80.3%

TOTAL COSTS AND EXPENSES, NET	589,661	522,884	66,777	12.8%

OPERATING INCOME	131,623	120,603	11,020	9.1%
Interest (expense)	(7,898)	(7,376)	(522)	7.1%
Interest income	711	1,676	(965)	(57.6%)

INCOME BEFORE INCOME TAXES	124,436	114,903	9,533	8.3%
INCOME TAXES	34,457	33,489	968	2.9%

Net Income	89,979	81,414	8,565	10.5%
Net income attributable to noncontrolling interests	1,200	735	465	63.3%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$88,779	$80,679	$8,100	10.0%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.57	$0.48	$0.09	17.5%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.56	$0.48	$0.08	17.4%

Weighted average number of common shares outstanding - Basic	156,993	167,662	(10,669)	(6.4%)

Weighted average number of common shares outstanding - Diluted	157,490	168,015	(10,525)	(6.3%)

Dividends per common share	$0.21	$0.17	$0.04

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

	As at
	April 1, 2012	January 1, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$57,770	$126,497
Restricted cash and cash equivalents	85,792	130,613
Accounts receivable, net	187,569	173,667
Notes receivable, net	9,916	10,144
Deferred income taxes	7,238	5,281
Inventories and other, net	147,629	136,999
Advertising fund restricted assets	32,360	37,765

Total current assets	528,274	620,966
Property and equipment, net	1,461,790	1,463,765
Intangible assets, net	4,295	4,544
Notes receivable, net	2,427	3,157
Deferred income taxes	11,692	12,197
Equity investments	42,670	43,014
Other assets	59,967	56,307

Total assets	$2,111,115	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

	As at
	April 1, 2012	January 1, 2012
	(Unaudited)
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$145,059	$177,918
Accrued liabilities
Salaries and wages	12,995	23,531
Taxes	13,887	26,465
Other	142,074	179,315
Advertising fund liabilities	71,164	59,420
Short-term borrowings	25,000	0
Current portion of long-term obligations	10,077	10,001

Total current liabilities	420,256	476,650

Long-term obligations
Long-term debt	351,622	352,426
Capital leases	97,171	94,863
Deferred income taxes	4,951	4,608
Other long-term liabilities	122,341	120,970

Total long-term obligations	576,085	572,867

Equity
Equity of Tim Hortons Inc.
Common shares $2.84 stated value per share, Authorized: unlimited shares, Issued: 156,103,918 and 157,814,980 shares, respectively	442,699	447,558
Common shares held in trust, at cost: 277,189 shares	(10,136)	(10,136)
Contributed surplus	9,163	6,375
Retained earnings	811,144	836,968
Accumulated other comprehensive loss	(139,418)	(128,217)

Total equity of Tim Hortons Inc.	1,113,452	1,152,548
Noncontrolling interests	1,322	1,885

Total equity	1,114,774	1,154,433

Total liabilities and equity	$2,111,115	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)

	First Quarter Ended
	April 1, 2012	April 3, 2011
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$89,979	$81,414
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	30,750	27,982
Stock-based compensation expense	7,181	4,660
Deferred income taxes	303	(3,498)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	44,630	(1,999)
Accounts receivable	(19,799)	975
Inventories and other	(11,148)	(18,809)
Accounts payable and accrued liabilities	(70,481)	(79,156)
Taxes	(12,572)	(52,074)
Other, net	7,535	1,687

Net cash provided from (used in) operating activities	66,378	(38,818)

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures (including Advertising Fund)	(48,283)	(34,627)
Proceeds from sale of restricted investments	0	38,000
Other investing activities	960	953

Net cash (used in) provided from investing activities	(47,323)	4,326

CASH FLOWS USED IN FINANCING ACTIVITIES
Repurchase of common shares	(86,416)	(195,976)
Dividend payments to common shareholders	(33,046)	(28,366)
Short-term borrowings	25,000	0
Other financing activities	7,691	(632)

Net cash used in financing activities	(86,771)	(224,974)

Effect of exchange rate changes on cash	(1,011)	(1,526)

(Decrease) in cash and cash equivalents	(68,727)	(260,992)

Cash and cash equivalents at beginning of period	126,497	574,354

Cash and cash equivalents at end of period	$57,770	$313,362

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	First Quarter Ended
	April 1, 2012	April 3, 2011
	(Unaudited)
REVENUES
Canada	$604,254	$547,373
U.S.	38,529	35,459

Total reportable segments	642,783	582,832
Variable Interest Entities	78,501	60,655

Total	$721,284	$643,487

SEGMENT OPERATING INCOME
Canada	$140,487	$131,529
U.S.	3,210	2,611

Reportable segment operating income	143,697	134,140
Variable Interest Entities	1,528	868
Corporate charges (1)	(13,602)	(14,405)

Consolidated operating income	131,623	120,603
Interest, net	(7,187)	(5,700)

Income before income taxes	$124,436	$114,903

(1)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Irish, United Kingdom and GCC International operations, which continue to be managed corporately.

	First Quarter Ended
	April 1, 2012	April 3, 2011	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$439,728	$389,833	$49,895	12.8%
Company-operated restaurant sales	5,560	4,174	1,386	33.2%
Sales from Variable Interest Entities	78,014	60,470	17,544	29.0%

Total Sales	$523,302	$454,477	$68,825	15.1%

	First Quarter Ended
	April 1, 2012	April 3, 2011	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$390,453	$344,320	$46,133	13.4%
Company-operated restaurant cost of sales	6,080	4,489	1,591	35.4%
Cost of sales from Variable Interest Entities	68,892	53,523	15,369	28.7%

Total Cost of sales	$465,425	$402,332	$63,093	15.7%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at April 1, 2012	As at January 1, 2012	Increase/ (Decrease) From Year End	As at April 3, 2011	Increase/ (Decrease) From Prior Year

Canada
Company-operated	16	10	6	15	1
Franchised - standard and non-standard	3,179	3,166	13	3,040	139
Franchised - self-serve kiosks	120	119	1	114	6

Total	3,315	3,295	20	3,169	146

% Franchised	99.5%	99.7%		99.5%

U.S.
Company-operated	7	8	(1)	1	6
Franchised - standard and non-standard	549	542	7	484	65
Franchised - self-serve kiosks	165	164	1	128	37

Total	721	714	7	613	108

% Franchised	99.0%	98.9%		99.8%

International
Franchised - standard	6	5	1	0	6

Total	6	5	1	0	6

% Franchised	100.0%	100.0%		n/a

Total system
Company-operated	23	18	5	16	7
Franchised - standard and non-standard	3,734	3,713	21	3,524	210
Franchised - self-serve kiosks	285	283	2	242	43

Total	4,042	4,014	28	3,782	260

% Franchised	99.4%	99.6%		99.6%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants or retailers for which we manage the supply chain logistics, which we include in distribution sales. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated as Variable Interest Entities (“VIEs”).

Rents and royalties	Includes royalties and rental revenues paid to us by restaurant owners, net of relief, and certain advertising levies associated with our Canadian Advertising Fund.

Franchise fees	Includes the revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a restaurant owner’s business. Franchisee fees for U.S. restaurant owners that had participated in our franchise incentive program (“FIP”) are subject to certain revenue recognition criteria. Also included are revenues related to master license agreements.

Cost of sales	Includes costs associated with our distribution business, including cost of goods sold, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that we consolidate as VIEs.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation). Also included are certain operating expenses related to our distribution business such as order entry system connectivity costs and utilities.

Franchise fee costs	Includes cost of equipment sold to restaurant owners as part of the commencement of their restaurant business, as well as training and other costs necessary to facilitate a successful restaurant opening. Franchisee fee costs for U.S. restaurant owners that had participated in our FIP are subject to certain revenue recognition criteria.

General and administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Equity (income)	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income) expense, net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of certain non-owned restaurants that are consolidated as VIEs.